Exhibit 99.1

MolDX sets AlloSure reimbursement at 2017 AlloMap level

80% of kidney transplant patients will have coverage for a validated, non-invasive test that assesses organ health by directly measuring graft injury

For immediate release:

BRISBANE, Calif., September 26th, 2017 — CareDx, Inc. (NASDAQ:CDNA), a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients, received notice that the Molecular Diagnostics Services (MolDX) Program developed by Palmetto GBA has set AlloSure reimbursement at $2,840.75, which is same reimbursement as AlloMap in 2017.

AlloSure will be reimbursed for kidney transplant patients covered by Medicare across the United States starting October 9, 2017, the effective date of the Palmetto local coverage determination. Approximately 80% of kidney transplant patients are covered by Medicare. Payments will be made by Noridian, which has implemented the MolDX Program and is the Medicare administrator in CareDx’s jurisdiction.

Medicare reimbursement for AlloSure follows a rigorous technical assessment by the MolDX Program. Evidence in support of the AlloSure test included a clinical trial in 14 leading transplant centers and 400 patients with follow-up over 18 months. A prospective observational cohort study will begin in early 2018 to provide additional data on longer term outcomes, as part of a coverage under data development commitment.

A study of over 110,000 patients from the United States Renal Data System showed a 500% increase in cost burden for patients with renal transplant failure. Twenty percent of annual kidney transplants are re-transplants, so a test to accurately measure probability of rejection has been a major medical need. “We are pleased to see Medicare reimburse AlloSure at the same level as AlloMap, highlighting the value of advanced diagnostic tests to measure organ health for transplant recipients. AlloSure testing provides the precision medicine approach needed for individual transplant recipient clinical management,” said Sasha King, Chief Commercial Officer at CareDx.

About CareDx

CareDx, Inc., headquartered in Brisbane, California, is a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value solutions for transplant recipients. CareDx offers products across the transplant testing continuum, including AlloMap® and AlloSure® for post-transplant surveillance and Olerup SSP®, Olerup QTYPE®, and Olerup SBT™ for pre-transplant HLA testing.

For more information, please visit: www.CareDx.com.

Forward Looking Statements

This press release contains forward-looking statements about our business, research, development and commercialization efforts, including statements regarding our prospective observational cohort study. These forward-looking statements are based upon information that is currently available to us and our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including risks associated with successful research, development and planned commercialization of our technologies, that are described in our filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed by us with the SEC on April 21, 2017 and the periodic reports that we have subsequently filed with the SEC. Any of these may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

CONTACTS:

CareDx, Inc.

Sasha King

Chief Commercial Officer

415-287-2393

sking@caredx.com

Investor Relations

David Clair

Integrated Corporate Relations, Inc.

646-277-1266

david.clair@icrinc.com